Exhibit 99.2
INDEPENDENT AUDITORS’ REPORT
The Board of Directors
Superior Energy Services, Inc.:
We have audited the accompanying statements of revenues and direct operating expenses of Certain Oil and Natural Gas Properties (the Acquired Properties) Acquired from Noble Energy, Inc. (Noble) by Coldren Resources, LP (Coldren Resources) (a joint venture between Superior Energy Services, Inc. and Coldren Oil and Gas Company) for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of Coldren Resources’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying statements of revenues and direct operating expenses were prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of the Acquired Properties.
In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Acquired Properties, as described in Note 1 of the financial statements, for the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
New Orleans, Louisiana
September 20, 2006

CERTAIN OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM NOBLE ENERGY, INC.
Statements of Revenues and Direct Operating Expenses
For the Years Ended December 31, 2005 and 2004
(in thousands)

	2005	2004
Oil and natural gas revenues	$368,005	$320,198
Direct operating expenses	(30,409)	(26,741)

Revenues in excess of direct operating expenses	$337,596	$293,457

See accompanying notes.

CERTAIN OIL AND NATURAL GAS PROPERTIES ACQUIRED FROM NOBLE ENERGY, INC.
Notes to Statements of Revenues and Direct Operating Expenses
December 31, 2005 and 2004
(1) Background and Basis of Presentation
On July 14, 2006, Coldren Resources LP (“Coldren Resources”) completed the previously announced acquisition from Noble Energy, Inc. (“Noble”) of substantially all of Noble’s offshore Gulf of Mexico shelf assets (“Acquired Properties”). After adjustments for the exercise of preferential rights by third parties and preliminary closing and cash flow adjustments, the aggregate purchase price for the Acquired Properties was approximately $475 million. SPN Resources, LLC (“SPN Resources”), a wholly-owned subsidiary of Superior Energy Services, Inc. (the “Company”), acquired a 40% interest in Coldren Resources for an initial cash investment of $57.7 million. As such, the Company has an indirect interest in the Acquired Properties. The Acquired Properties include 38 fields and 365 wells, with total estimated proved reserves of approximately 5.8 million barrels of oil (MMbbls) and 98.0 billion cubic feet (Bcf).
The accompanying financial statement varies from an income statement in that it does not show certain expenses that were incurred in connection with ownership and operation of the Acquired Properties, including exploration, general and administrative expenses and income taxes. These costs were not separately allocated to the properties in the accounting records of the Acquired Properties, and any pro forma allocation would not be a reliable estimate of what these costs would actually have been had the Acquired Properties been operated historically as a stand-alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Acquired Properties had they been the Company’s assets due to the greatly differing size, structure, operations and accounting of the two companies. The accompanying financial statements also do not include provisions for depreciation, depletion, amortization and accretion expenses, as such amounts would not be indicative of those costs which we would incur after allocation of the purchase price to arrive at a new cost basis in the properties.
Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis nor practical to obtain in these circumstances. The results set forth in the statements of revenues and direct operating expenses may not be representative of future operations.
Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the entitlement method. Direct operating expenses are recognized on the accrual basis and consist of monthly operator overhead costs and of the direct costs of operating the Acquired Properties, which were charged to the joint account of working interest owners by the operator of the wells. Direct operating expenses include all costs associated with production, marketing and distribution, including all selling and direct overhead other than costs of general corporate activities.
(2) Supplementary Oil and Natural Gas Disclosures (Unaudited)
(a). Reserve Estimates
The following reserve estimates represent pro forma estimates of the net proved oil and natural gas reserves of the Acquired Properties at various dates prior to acquisition. Reserve estimates were prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) as of July 14, 2006. Based on these reserve estimates, NSAI assisted the Company in preparing the pro forma reserve estimates presented herein. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements disclosures. Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved-developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
The following table sets forth the pro forma estimates of net proved reserves of the Acquired Properties including changes therein, and proved developed reserves in thousands of barrels (Mbbls) and millions of cubic feet (Mmcf) for the period indicated.

	Crude Oil	Natural Gas
	(Mbbls)	(Mmcf)
Proved-developed and undeveloped reserves:
December 31, 2003	12,751	165,886

Revisions	44	(1,535)
Production	(3,756)	(27,509)

December 31, 2004	9,039	136,842

Revisions	66	1,959
Production	(2,562)	(26,973)

December 31, 2005	6,543	111,828

Proved-developed reserves:
December 31, 2003	11,840	141,745
December 31, 2004	8,438	115,807
December 31, 2005	5,916	95,201
(b). Standardized Measure of Discounted Future Net Cash Flows Relating to Reserves
The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 (“FAS No. 69”), “Disclosures about Oil and Gas Producing Activities.” It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Acquired Properties or their performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) be viewed as representative of the current value of the Acquired Properties.
The following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying period end oil and natural gas prices adjusted for field and determinable escalations to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by FAS No. 69.
The standardized measure of discounted future net cash flows related to proved oil and natural gas reserves is as follows (in thousands):

	2005	2004
Future cash inflows	$1,637,812	$1,210,319
Future production costs	(199,768)	(195,365)
Future development and abandonment costs	(183,138)	(194,573)
Future income tax expense	(247,342)	(105,371)

Future net cash flows after income taxes	1,007,564	715,010
10% annual discount for estimated timing of cash flows	290,348	186,416

Standardized measure of discounted future net cash flows	$717,216	$528,594

Changes in standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves for the years ended December 31, 2005 and 2004 (in thousands):

	2005	2004
Beginning of the period	$528,594	$617,399
Sales and transfers of oil and natural gas produced, net of production costs	(337,597)	(293,457)
Net changes in prices and production costs	452,097	52,034
Revisions of quantity estimates	16,197	(5,069)
Changes in estimated development costs	8,263	2,737
Changes in production rates (timing) and other	88,956	31,580
Accretion of discount	61,724	75,401
Net change in income taxes	(101,018)	47,969

Net increase (decrease)	188,622	(88,805)

End of period	$717,216	$528,594

(3) Interim Statements of Revenues and Direct Operating Expenses (Unaudited)
The statements of revenues and direct operating expenses for the six months ended June 30, 2006 and 2005 are unaudited. All adjustments and accruals (consisting of only normal recurring adjustments) have been made, which in the opinion of management are necessary for a fair presentation. Results of operations for the six months ended are not necessarily indicative of the results that may be expected for any future period. The following is a summary of interim financial information for the six months ended June 30, 2006 and 2005 (amounts in thousands):

	Six Months Ended
	June 30
	2006	2005
Oil and natural gas revenues	$169,288	$180,195
Direct operating expenses	(18,656)	(14,943)

Revenues in excess of direct operating expenses	$150,632	$165,252